Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-252897) and Form F-3 (Nos 333-273757 and 333-277705 and 333-278650) of Pharvaris N.V. of our report dated April 7, 2025 relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Accountants N.V.

Amsterdam, The Netherlands

April 7, 2025